Exhibit (99)


                            SWING-N-SLIDE CORPORATION
                               1212 Barberry Drive
                              Janesville, WI  53545


   FOR FURTHER INFORMATION
   AT THE COMPANY:                 THE FINANCIAL RELATIONS BOARD:
   Richard Ruegger                      Mike Arneth and Jeff Wilhoit
   VP Finance/CFO                       General Inquiries
   (608) 755-4777                       (312) 266-7800

   FOR IMMEDIATE RELEASE
   WEDNESDAY, SEPTEMBER 3, 1997

                Swing-N-Slide Corp. Announces Mueller Resignation

   Janesville, Wisconsin, September 3, 1997-Swing-N-Slide Corp. (AMEX: SWG) announced today that Richard G. Mueller, Chairman and Chief Executive Officer has informed the company of his decision to resign as company officer and director effective immediately. Mr. Mueller began his career with Swing-N-Slide Corp. in May 1993 as President and Chief Operating Officer. In January 1994, he became Chief Executive Officer and has served as Chairman of the Board of Directors since February 1996.

   On behalf of all its employees and Board of Directors, David S. Evans, Chairman of the Executive Committee of the Board, stated: "The company expresses its thanks to Rich Mueller for his dedication to Swing-N-Slide Corp. and his special efforts in the company's recent acquisition of GameTime, Inc., a leading manufacturer of modular and custom commercial outdoor playground equipment. He has been a key player in corporate management which has positioned the company for substantial growth in the future."

   Terence S. Malone, a company director since September 1992, and former Chairman and Chief Executive Officer of Johnson Worldwide Associates, Inc., a $350 million in revenues international manufacturer and marketer of outdoor recreational products, will serve as the Chief Executive Officer of Swing-N-Slide Corp. until a successor for Mr. Mueller is named.

   Swing-N-Slide Corp. is a leading commercial and consumer playground equipment company. The company designs, manufacturers and markets modular and custom commercial outdoor playground equipment sold directly to schools, parks and municipalities by a network of independent representatives. Its do-it-yourself consumer wooden playground equipment is sold nationwide through more than 8,000 home center, building supply and hardware stores.